Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

PARTY CITY HOLDCO INC.

MAY 28, 2020

This TRANSACTION SUPPORT AGREEMENT (together with the Transaction Term Sheet (as defined below) and the other exhibits and schedules attached hereto, each of which is incorporated as if it is fully set forth herein in the first instance, and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 28, 2020, is entered into by and among:

(a)

Party City Holdco Inc., a Delaware corporation (“HoldCo”), Party City Corporation, a Delaware corporation (“PC Corp.”), Party City Holdings Inc., a Delaware corporation (“Holdings”), and each of the guarantors of the Senior Notes (as defined below) and the Senior Credit Facilities (as defined below), each as set forth on the signature pages to this Agreement (each a “Credit Party” and, collectively, together with HoldCo, PC Corp., and Holdings, the “Credit Parties,” the “Company,” or “Party City”); and

(b)

the undersigned holders or investment advisors, sub-advisors, or managers of discretionary accounts (together with their respective successors and permitted assigns, each, a “Consenting Noteholder,” and, collectively, the “Consenting Noteholders”)[1] that hold Senior Notes.

This Agreement collectively refers to the Company and the Consenting Noteholders, and each other person that becomes a party to this Agreement in accordance with its terms as the “Parties,” and each, individually, as a “Party.”

WHEREAS

A. The Company and the Senior Notes Indenture Trustees (as defined below) are parties to the Senior Notes Indentures (as defined below), under which (i) the 2023 Notes (as defined below) were issued in the original aggregate principal amount of $350,000,000 and (ii) the 2026 Notes (as defined below) were issued in the original aggregate principal amount of $500,000,000, such that the Senior Notes were issued in the original aggregate principal amount of $850,000,000. The current principal amount outstanding of the 2023 Notes is $350,000,000 and the current principal amount outstanding of the 2026 Notes is $500,000,000, such that the current principal amount outstanding of the Senior Notes is $850,000,000.

B. Prior to the date hereof, the Parties have negotiated the terms of a restructuring of the Senior Notes and the raising of additional debt capital in good faith and at arm’s length, each as set forth and as specified in this Agreement.

C. The transaction will be effectuated through (i) an exchange offer (the “Exchange Offer”) conducted by the Company for any and all of the Senior Notes for consideration described in the Transaction Term Sheet and a related consent solicitation (the “Consent Solicitation”) to remove substantially all of the covenants in the Senior Notes Indentures (together, the “Exchange Offer and Consent Solicitation”), and (ii) the issuance of New Money First Lien Issuer Notes (as defined below) by a direct, wholly-owned subsidiary of Holdings formed as a limited liability company (as issuer) and Anagram International, Inc., a Minnesota corporation (“Anagram”) (as co-issuer), to certain of the Consenting Noteholders and the Private Placement Parties (as defined below), each on the terms described in the Transaction Term Sheet (such transactions, collectively referred to herein as the “Transaction”).

[1]	For the avoidance of doubt, any affiliates or related parties of any such Consenting Noteholder shall not be deemed to be Consenting Noteholders themselves.

D. This Agreement sets forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Transaction.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

1)	DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Transaction Term Sheet. The following terms used in this Agreement are defined as:

“2023 Notes” means the $350,000,000 in aggregate principal amount of 6.125% Senior Notes due 2023, issued by Holdings pursuant to the 2023 Notes Indenture.

“2023 Notes Claims” means any Claims arising under or related to the 2023 Notes Indenture.

“2023 Notes Indenture” means that certain indenture, dated August 19, 2015 (as amended, modified, or otherwise supplemented from time to time), by and among Holdings, each of the guarantors named therein, and the 2023 Notes Indenture Trustee.

“2023 Notes Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the 2023 Notes Indenture.

“2026 Notes” means the $500,000,000 in aggregate principal amount of 6.625% Senior Notes due 2026, issued by Holdings pursuant to the 2026 Notes Indenture.

“2026 Notes Claims” means any Claims arising under or related to the 2026 Notes Indenture.

“2026 Notes Indenture” means that certain indenture, dated August 2, 2018 (as amended, modified, or otherwise supplemented from time to time), by and among Holdings, each of the guarantors named therein, and the 2026 Notes Indenture Trustee.

“2026 Notes Indenture Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the 2026 Notes Indenture.

“ABL Facility” means the asset-based revolving loan facility entered into by Holdings pursuant to the ABL Credit Agreement.

“ABL Agent” means J.P. Morgan Chase Bank, N.A., in its capacity as administrative agent under the ABL Credit Agreement.

“ABL Claims” means any and all Claims arising under or related to the ABL Credit Agreement.

“ABL Credit Agreement” means that certain asset-based revolving loan facility credit agreement, dated as of August 19, 2015 (as amended, modified, or otherwise supplemented from time to time), among Holdings, PC Corp., and certain subsidiaries of Holdings as borrowers and guarantors named therein, the ABL Agent, and the financial institutions from time to time party thereto as lenders.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 22 hereof.

“Backstop and Private Placement Agreement” has the meaning set forth in the Transaction Term Sheet.

“Backstop Parties” has the meaning set forth in the Transaction Term Sheet.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are not open for business.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, each as set forth in section 101(5) of title 11 of the United States Code.

“Commencement Date” shall have the meaning set forth in Exhibit C hereof.

“Company” has the meaning set forth in the preamble hereof.

“Commitments” has the meaning set forth in the Transaction Term Sheet.

“Consent Solicitation” has the meaning set forth in the preamble hereof.

“Consenting Noteholders” has the meaning set forth in the preamble hereof.

“Definitive Documents” means (a) any offering memoranda used in connection with the Exchange Offer or the issuance of the New Money First Lien Issuer Notes and any other securities offering or exchange offer documents used in connection with the Transaction, (b) any consent solicitation statements or other solicitation materials, including any related notices, ballots, or other election forms used in connection with the Consent Solicitation, (c) any credit agreements or indentures to be entered into in connection with the Transaction, including, but not limited to, those governing the New Money First Lien Issuer Notes, the Second Lien Issuer Exchange Notes, and the First Lien Party City Exchange Notes, (d) any security or collateral documents entered into in connection with the Transaction, (e) any intercreditor agreements entered into in connection with the Transaction, (f) any supplemental indentures with respect to the Senior Notes Indentures entered into in connection with the Consent Solicitation, (g) any Intra-Company Agreements entered into pursuant to Section 9 hereof between Anagram and Party City or certain of its affiliates, and (h) the Backstop and Private Placement Agreement. All of the documents in the foregoing clauses (a) through (h) shall be consistent in all material respects with the terms set forth in this Agreement and shall otherwise be acceptable in form and substance to (i) the Required Consenting Noteholders, (ii) the Backstop Parties and the Private Placement Parties (for the Backstop Parties and the Private Placement Parties, solely with respect to the Backstop and Private Placement Agreement), and (iii) the Company, each in its or their reasonable discretion; provided, however, that the Definitive Documents set forth in (c), (d), (e), (f), and (g) of this paragraph shall also be acceptable in form and substance to the Initial Backstop Parties, each in its reasonable discretion.

“Exchange Act” has the meaning set forth in Section 3 hereof.

“Exchange Offer” has the meaning set forth in the preamble hereof.

“Exchange Offer and Consent Solicitation” has the meaning set forth in the preamble hereof.

“Exchange Offer and Consent Solicitation Materials” means (i) those Definitive Documents described in clauses (a) and (b) for the definition of Definitive Documents and (ii) any other documentation that the Company distributes to holders of Senior Notes for the purpose of soliciting the approval of the Exchange Offer and Consent Solicitation. All of the documents in the foregoing clauses (i) and (ii) shall be consistent in all material respects with the terms set forth in this Agreement and shall otherwise be acceptable in form and substance to the Required Consenting Noteholders and the Company, each in its or their reasonable discretion.

“First Lien Party City Exchange Notes” has the meaning set forth in the Transaction Term Sheet.

“Initial Backstop Parties” means (a) Cetus Capital, LLC and (b) Neuberger Berman Investment Advisers LLC.

“Intra-Company Agreements” has the meaning set forth in Section 9 hereof.

“Minimum Tender Condition” has the meaning set forth in the Transaction Term Sheet

“New Money First Lien Issuer Notes” has the meaning set forth in the Transaction Term Sheet.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“Pre-Closing Steps” means those steps set forth on Exhibit D hereof to be completed prior to or contemporaneously with the Settlement Date.

“Private Placement” has the meaning set forth in the Transaction Term Sheet.

“Private Placement Commitment Agreement” has the meaning set forth in the Transaction Term Sheet.

“Private Placement Parties” has the meaning set forth in the Transaction Term Sheet.

“Qualified Market Maker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against, or interests in, the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against, or interests in, the Company, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Noteholders” means, at the time of such determination, those Consenting Noteholders holding 50% of the principal amount of the Senior Notes held by all Consenting Noteholders at the time of such determination.

“Requisite Consenting Noteholders” has the meaning set forth in Section 22 hereof.

“Rights Offering” has the meaning set forth in the Transaction Term Sheet.

“Second Lien Issuer Exchange Notes” has the meaning set forth in the Transaction Term Sheet.

“Securities Act” has the meaning set forth in Section 3 hereof.

“Senior Credit Facilities” means the ABL Facility and the Term Loan Facility.

“Senior Credit Facilities Claims” means the ABL Claims and the Term Loan Claims.

“Senior Notes” means, collectively, the 2023 Notes and the 2026 Notes.

“Senior Notes Claims” means, collectively, the 2023 Notes Claims and the 2026 Notes Claims.

“Senior Notes Indentures” means, collectively, the 2023 Notes Indenture and the 2026 Notes Indenture.

“Senior Notes Indenture Trustees” means, collectively, the 2023 Notes Indenture Trustee and the 2026 Notes Indenture Trustee.

“Settlement Date” means the date on which each of the Exchange Offer, the Rights Offering, and the Private Placement are consummated and become effective.

“Term Loan Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Term Loan Credit Agreement.

“Term Loan Claims” means any and all Claims arising under or related to the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means that certain term loan credit agreement, dated as of August 19, 2015 (as amended, modified, or otherwise supplemented from time to time), among Holdings, PC Corp., and certain subsidiaries of Holdings as borrowers and guarantors named therein, the Term Loan Agent, and the financial institutions from time to time party thereto as lenders.

“Term Loan Facility” means the secured term loan entered into by Holdings pursuant to the Secured Term Loan Credit Agreement.

“Termination Date” has the meaning set forth in Section 5 hereof.

“Termination Event” has the meaning set forth in Section 5 hereof.

“Transaction” has the meaning set forth in the preamble hereof.

“Transaction Term Sheet” means that certain term sheet containing the material terms and provisions of the Transaction, as agreed upon by the Parties hereto, a copy of which is attached hereto as Exhibit A hereof.

“Transfer” has the meaning set forth in Section 6 hereof.

“Transferee Joinder” has the meaning set forth in Section 6 hereof.

“Transferor” has the meaning set forth in Section 6 hereof.

2)	THE TRANSACTION TERM SHEET

The Transaction Term Sheet and each of the other exhibits attached hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all such exhibits, including the Transaction Term Sheet; provided, however, (a) to the extent that there is a conflict between this Agreement, on the one hand, and the Transaction Term Sheet, on the other hand, the terms and provisions of the Transaction Term Sheet shall govern, and (b) to the extent that there is a conflict between the Transaction Term Sheet or this Agreement, on the one hand, and the Definitive Documents, on the other hand, the terms and provisions of the Definitive Documents shall govern. Neither this Agreement nor the Transaction Term Sheet, nor any provision hereof or thereof, may be modified, waived, amended, or supplemented, except in accordance with Section 17 hereof.

The Parties recognize that time is of the essence and therefore, as soon as is practicable, the Parties will execute the Definitive Documents implementing the Transaction in form and substance consistent with the Transaction Term Sheet.

3)	COMMITMENTS OF THE COMPANY

Subject to the terms and conditions of this Agreement, the Company agrees that, so long as no Termination Event (as defined below) has occurred:

(a) on the Commencement Date (unless such date is extended pursuant to Exhibit C), the Company will, assuming agreement by the Company with the form and substance of the Definitive Documents in its reasonable discretion, distribute the Exchange Offer and Consent Solicitation Materials to holders of the Senior Notes in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder;

(b) on a timely basis, the Company shall negotiate in good faith the Definitive Documents with the Consenting Noteholders and, assuming agreement by the Company with the form and substance of the Definitive Documents in its reasonable discretion, execute and deliver each Definitive Document to which it is a party;

(c) on or prior to the date hereof, the Company shall, assuming agreement by the Company with the form and substance of the Private Placement Commitment Agreement in its reasonable discretion, enter into the Private Placement Commitment Agreement with the Private Placement Parties;

(d) the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Transaction; and

(e) the Exchange Offer and Consent Solicitation shall be consummated on the Settlement Date, which date may be extended by written agreement between the Required Consenting Noteholders and the Company.

4)	COMMITMENTS OF THE CONSENTING NOTEHOLDERS

Subject to the terms and conditions of this Agreement, each Consenting Noteholder (severally and not jointly) agrees that, so long as no Termination Event has occurred:

(a) on a timely basis, such Consenting Noteholder shall negotiate in good faith the Definitive Documents with the Company and, assuming agreement by the Required Consenting Noteholders with the form and substance of the Definitive Documents in their reasonable discretion and agreement by the Initial Backstop Parties with the form and substance of certain of the Definitive Documents (as set forth in Section 1 hereof) in their reasonable discretion, execute and deliver each Definitive Document to which it is a party;

(b) such Consenting Noteholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Transaction;

(c) such Consenting Noteholder shall use commercially reasonable efforts to support the approval and implementation of the Transaction;

(d) such Consenting Noteholder shall timely vote, exchange, and tender (or cause to be voted or tendered) all of its Senior Notes Claims in favor of the Transaction, including with respect to any Senior Notes for which such Consenting Noteholder serves (now or hereafter) as the nominee, investment manager, or advisor for beneficial holders thereof, and shall validly tender its Senior Notes in the Exchange Offer in accordance with the applicable procedures set forth in the Exchange Offer and Consent Solicitation Materials;

(e) such Consenting Noteholder shall provide, in accordance with the Exchange Offer and Consent Solicitation Materials, all requisite consents required for any amendments to the Senior Notes Indentures consistent with the Transaction Term Sheet;

(f) such Consenting Noteholder shall not withdraw or revoke its tender, consent, or vote with respect to the Transaction, including any consent solicitation and exchange (as applicable), except as otherwise expressly permitted pursuant to this Agreement;

(g) such Consenting Noteholder shall not (in its capacity as a holder of Senior Notes and, if applicable and in its capacity as a holder of Senior Credit Facilities Claims and/or any equity interests in any of the Credit Parties, to the extent such Senior Credit Facilities Claims and/or equity interests are subject to the control or direction of such Consenting Noteholder):

(i) object to the Transaction or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transaction, the Definitive Documents, the Pre-Closing Steps, or any other transactions outlined therein or in the Transaction Term Sheet, or take any other action that is barred by this Agreement, so long as the Definitive Documents contain terms and conditions effectuating the Transaction that conform in all material respects with this Agreement;

(ii) vote for, consent to, support, or participate in the formulation of any other restructuring, exchange, or settlement of any of the Senior Notes, any other Claims against or interests in the Credit Parties (to the extent such other Claims and/or equity interests are subject to the control or direction of such Consenting Noteholder), any other transaction involving the Company, any of its assets, or any of the Credit Parties’ stock, or any plan of reorganization or liquidation under any bankruptcy, insolvency, or similar laws, whether domestic or foreign, in respect of any of the Credit Parties;

(iii) directly or indirectly seek, solicit, support, formulate, entertain, encourage, engage in any inquiries or discussions concerning, or enter into any agreements relating to, any other transaction regarding the Company and/or any restructuring, plan of reorganization, receivership, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, assignment for the benefit of creditors, or any other restructuring in any manner of any of the Credit Parties (or any of their assets, liabilities, or equity interests); or

(iv) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) through (iii) of this subsection hereof;

(h) such Consenting Noteholder shall use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary to support, facilitate, implement, consummate, or otherwise give effect to the Transaction; provided, for the avoidance of doubt, that no Consenting Noteholder shall be required to make any such effort if prohibited by applicable law or governmental regulation; provided, further, that no Consenting Noteholder shall be required to direct the Senior Notes Indenture Trustees or the Term Loan Agent to take any action that may result in the incurrence or provision of any indemnity obligations;

(i) unless otherwise prohibited by law, governmental regulation, or contract (provided that, in the case of a contract entered into after the date hereof, such contract does not violate such Consenting Noteholder’s obligations pursuant to the terms of this Agreement), such Consenting Noteholder shall use commercially reasonable efforts to promptly notify the Company and the other Consenting Noteholders upon the receipt of any written solicitation or proposal relating to any other transaction, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, plan, scheme, amalgamation, or restructuring of the Company or any of its subsidiaries other than as contemplated in this Agreement;

(j) such Consenting Noteholder shall not instruct the Senior Notes Indenture Trustees or the Term Loan Agent to take any action, or to refrain from taking any action, that would be inconsistent with this Agreement or the Transaction; and

(k) to the extent such Consenting Noteholder is also a Backstop Party, such Consenting Noteholder shall (i) on a timely basis, negotiate in good faith the Backstop and Private Placement Agreement and any and all related documents; (ii) purchase the New Money First Lien Issuer Notes on the terms and conditions set forth in the Backstop and Private Placement Agreement; and (iii) use commercially reasonable efforts to support the negotiation, approval, and consummation of the Transaction as set forth in the Backstop and Private Placement Agreement; provided that this Section 4(k) is subject to the Backstop and Private Placement Agreement being acceptable to each such Consenting Noteholder that is also a Backstop Party, each in its reasonable discretion.

5) TERMINATION

(a) This Agreement may be terminated by the Required Consenting Noteholders at such time upon three (3) Business Days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Termination Event”):

(i) a breach by the Company of any of its representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement entered into in connection with the Transaction that could reasonably be expected by a Consenting Noteholder to have a material adverse impact on the Transaction or the consummation of the Transaction that (if susceptible to cure) remains uncured within three (3) Business Days after the receipt by the Company of written notice of such breach;

(ii) the failure of the Company to meet any Milestone set forth on Exhibit C unless (i) such failure is the result of any act, omission, or delay on the part of any member of any of the Required Consenting Noteholders who are seeking termination of this Agreement or (ii) such Milestone is extended in accordance with Exhibit C hereof; or

(iii) any Credit Party exercises any rights available to it under Section 13 hereof that are materially inconsistent with the Transaction as contemplated by the Transaction Term Sheet;

(iv) the Company shall not have entered into the Private Placement Commitment Agreement substantially concurrently with the Agreement Effective Date;

(v) the Company shall not have received prior to the Commencement Date, the Commitments necessary to complete the issuance of the New Money First Lien Issuer Notes; provided that the Company’s failure to receive such Commitments is not the result of a breach of the terms hereof or of any other agreement by the Backstop Parties;

(vi) the Commitments necessary to complete the issuance of the New Money First Lien Issuer Notes received by the Company shall not, for any reason, be valid and enforceable by the Company on any date up to and including the Settlement Date; provided that such unenforceability of the Commitments is not the result of a breach of the Backstop and Private Placement Agreement, the terms hereof, or of any other agreement by the Backstop Parties;

(vii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transaction;

(viii) the failure of the Company to comply with Section 8 of this Agreement; or

(ix) within one (1) business day following the Agreement Effective Date, all reasonable fees and expenses incurred by Milbank LLP (as defined below) and Houlihan Lokey Capital, Inc. (as defined below) pursuant to the Milbank Fee Letter (as defined below) and the Houlihan Fee Letter (as defined below), through the Agreement Effective Date shall not have been paid and reimbursed by the Company in full and all retainers under the Milbank Fee Letter shall not have been funded.

(b) The Company may terminate this Agreement as to all Parties upon three (3) Business Days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events:

(i) if, at any time, the Consenting Noteholders who are Parties to this Agreement do not constitute the Requisite Consenting Noteholders, and such condition remains uncured for a period of two (2) Business Days after the receipt by the Consenting Noteholders of written notice from the Company; provided that any such Consenting Noteholder shall inform counsel to the Credit Parties of any change in the amount of Senior Notes held by such Consenting Noteholder within 48 hours of the occurrence of such change;

(ii) the Company shall not have entered into the Private Placement Commitment Agreement substantially concurrently with the Agreement Effective Date;

(iii) the Company shall not have received prior to the Commencement Date, the Commitments necessary to complete the issuance of the New Money First Lien Issuer Notes;

(iv) the Commitments necessary to complete the issuance of the New Money First Lien Issuer Notes received by the Company shall not, for any reason, be valid and enforceable by the Company on any date up to and including the Settlement Date;

(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transaction; or

(vi) the Credit Parties shall determine, after consultation with counsel, that the distribution by dividend, loan, or otherwise of proceeds from the issuance of the New Money First Lien Issuer Notes from Anagram or any other party to any Credit Party is inconsistent with, contrary to, and/or not permitted by applicable law or contract.

(c) The Company may terminate this Agreement with respect to any particular Consenting Noteholder (but not as to all of the Consenting Noteholders) upon three (3) Business Days’ prior written notice thereof upon the occurrence of a breach by such Consenting Noteholder of any of the representations, warranties, or covenants with respect to such Consenting Noteholder set forth in this Agreement that could reasonably be expected to have a material adverse impact on the Transaction or the consummation of the Transaction that (if susceptible to cure) remains uncured for a period of three (3) Business Days after the receipt by such Consenting Noteholder of written notice of such breach; provided that, for the avoidance of doubt, nothing in this Section 5(c) shall impair the Company’s ability to terminate this Agreement pursuant to Section 5(b)(i) hereof; provided, further, that the notice and cure period contained in this Section 5(c) shall run concurrently with the cure period contained in Section 5(b)(i) hereof.

(d) This Agreement may be terminated at any time by mutual written consent of the Company and the Required Consenting Noteholders.

(e) This Agreement will automatically terminate upon the Settlement Date.

(f) This Agreement will automatically terminate if the Settlement Date does not occur on or before August 3, 2020.

(g) The date on which this Agreement is terminated in accordance with this Section 5 shall be referred to as the “Termination Date” and the provisions of this Agreement shall terminate on the Termination Date; provided that Sections 1, 5, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 25, 26, 27, and 29 hereof shall survive the Termination Date.

6)	TRANSFER OF CLAIMS AND INTERESTS

(a) Each Consenting Noteholder shall not (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Noteholder’s Senior Notes Claims against, or interests in, any Credit Party, as applicable, in whole or in part, or (ii) deposit any of such Consenting Noteholder’s Senior Notes Claims against, or interests in, any Credit Party, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Senior Notes Claims (the actions described in clauses (i) and (ii) of this Section 6(a) are collectively referred to herein as a “Transfer” and the Consenting Noteholder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Noteholder or any other entity that first agrees, in writing, to be bound by the terms of this Agreement by executing and delivering to the Company and counsel to the Consenting Noteholders a Transferee Joinder substantially in the form attached as Exhibit B hereof (the “Transferee Joinder”) at least two (2) Business Days prior to the effectiveness of the relevant Transfer. With respect to Claims against, or interests in, any Credit Party held by the relevant transferee upon the consummation of a Transfer in accordance herewith, such transferee shall be deemed to make all of the representations, warranties, and covenants of a Consenting Noteholder, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Noteholder for all purposes under this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (with respect to any such Senior Notes Claims that are the subject of a Transfer) under this Agreement and shall be released from its obligations (with respect to any such Senior Notes Claims against, or interests in, any Credit Party that are the subject of a Transfer) hereunder. Any Transfer made in violation of this Section 6 shall be deemed null and void ab initio and of no force or effect.

(b) Except as set forth in Section 6(a) hereof, nothing in this Agreement shall be construed as precluding any Consenting Noteholder or any of its affiliates from acquiring additional Senior Notes and corresponding Senior Notes Claims against, or interests in, any Credit Party; provided, however, that any such additional Senior Notes and Senior Notes Claims (other than from any affiliate of any such Consenting Noteholder that maintains or establishes an information-blocking device or “ethical wall” between it and such Consenting Noteholder) shall automatically be subject to the terms and conditions of this Agreement.

(c) Notwithstanding Section 6(a) herein, (i) an entity that is acting in its capacity as a Qualified Market Maker shall not be required to be or to become a Consenting Noteholder in order to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any Claims against, or interests in, the Company by a Consenting Noteholder to a transferee; provided, however, that such transfer by a Consenting Noteholder to a transferee shall be in all other respects in accordance with and subject to Section 6(a) herein; provided, further, that the foregoing exception will only be available in transactions where the Qualified Market Maker is not the ultimate beneficial owner (within the meaning of Rule 13d-3 under the Securities Act) of such claim against, or interest in, the Company; and (ii) to the extent that a Consenting Noteholder, acting in its capacity as a Qualified Market Maker, acquires any claim against, or interest in, the Company from a holder of such claim or interest that is not a Consenting Noteholder, such Consenting Noteholder may transfer (by purchase, sale, assignment, participation, or otherwise) such claim against, or interest in, the Company without the requirement that the transferee be or become a Consenting Noteholder in accordance with this Section 6.

7)	OWNERSHIP OF CLAIMS AND INTERESTS

Each of the Consenting Noteholders represents and warrants (severally and not jointly) that:

(a) it either (A) is the sole beneficial owner of the principal amount of the Senior Notes, the Senior Credit Facilities Claims, and/or the equity interests indicated on its respective signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of the Senior Notes, the Senior Credit Facilities Claims, and/or the equity interests indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Senior Notes, Senior Credit Facilities Claims, and equity interests to the terms of this Agreement;

(b) each nominee, investment manager, or advisor acting on behalf of the beneficial holders of its Senior Notes represents and warrants to the Company and the other Consenting Noteholders that it has the legal authority to so act and to bind the applicable beneficial holders;

(c) other than pursuant to this Agreement, Senior Notes held by it are free and clear of any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that might adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d) other than the Senior Notes, the Senior Credit Facilities Claims, and the equity interests indicated on its respective signature page hereto, such Consenting Noteholder does not (A) own any other Senior Notes, Senior Credit Facilities Claims, or equity interests or (B) have investment or voting discretion with respect to any other Senior Notes, Senior Credit Facilities Claims, or equity interests.

The Parties understand and agree that, in addition to Senior Notes Claims, certain of the Consenting Noteholders may hold other Claims against and interests in the Credit Parties (including Senior Credit Facility Claims). For the avoidance of doubt, all Claims against, and interests in, the Credit Parties held by each of the Consenting Noteholders are subject to Section 4 of this Agreement; provided that each such Consenting Noteholder is obligated under Section 4 of this Agreement with respect to Claims other than Senior Notes Claims and/or equity interests only to the extent such Claims other than Senior Notes Claims and/or equity interests are subject to the control or direction of such Consenting Noteholder.

8)	FEES AND EXPENSES

Within one (1) Business Day following the Agreement Effective Date, all reasonable fees and expenses incurred by Milbank LLP (“Milbank”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) pursuant to the Milbank Fee Letter (as defined below) and the Houlihan Fee Letter (as defined below), through the Agreement Effective Date shall have been paid and reimbursed by the Company in full and all retainers under the Milbank Fee Letter shall have been funded.

As a condition to the occurrence of the Agreement Effective Date, a fee letter acceptable to the Company and Milbank shall have been executed between Milbank and the Company (such fee letter, the “Milbank Fee Letter”). All of Milbank’s reasonable fees and expenses thereafter shall be payable in accordance with the Milbank Fee Letter. As a condition to the occurrence of the Agreement Effective Date, an engagement letter acceptable to the Company and Houlihan Lokey shall have been executed between Houlihan Lokey and the Company (such engagement letter, the “Houlihan Engagement Letter”). All of Houlihan Lokey’s fees and expenses thereafter shall be payable in accordance with the Houlihan Engagement Letter.

Notwithstanding anything to the contrary above (or in the Milbank Fee Letter or the Houlihan Engagement Letter) with regard to the timing of payments to Milbank and Houlihan for fees and expenses incurred pursuant to the Milbank Fee Letter and the Houlihan Engagement Letter, any and all amounts due and owing to Milbank and Houlihan Lokey pursuant to the Milbank Fee Letter and the Houlihan Engagement Letter, respectively, as of the Settlement Date shall be satisfied in full as a condition to the occurrence of the Settlement Date.

9)	EXECUTION OF CERTAIN INTRA-COMPANY AGREEMENTS

The execution of the following agreements among Anagram and Party City or certain of its affiliates (collectively, the “Intra-Company Agreements”), with the form of the Intra-Company Agreements acceptable to the Required Consenting Noteholders and the Initial Backstop Parties, in each case acting in their reasonable discretion, shall be a condition to the occurrence of the Settlement Date: (a) a services agreement for the provision of corporate services by Party City or its affiliates to Anagram, (b) a product purchase agreement for the purchases of products from Anagram by Party City or its affiliates, and (c) an intellectual property license agreement among Party City, its affiliates, and Anagram.

10)	REPRESENTATIONS

Each Party (severally and not jointly) represents to each other Party that, as of the date of this Agreement:

(a) such Party is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the Transaction contemplated herein, and to perform its respective obligations under this Agreement;

(b) the execution, delivery, and performance of this Agreement by such Party does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party; and

(c) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

The Company represents to each of the Consenting Noteholders that, as of the date of this Agreement, assuming that each of the Consenting Noteholders is a “QIB” as defined in Rule 144A under the Securities Act, or a person that is not a “U.S. person” within the meaning of Regulation S under the Securities Act, the execution, delivery, and performance by the Company of the Definitive Documents, this Agreement, or the consummation of the Transaction does not and shall not require any registration or filing with, consent or approval of, notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the SEC or pursuant to state securities or “blue sky” laws.

11)	ENTIRE AGREEMENT; PRIOR NEGOTIATIONS

This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, representations, warranties, term sheets, proposals, and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

12)	RESERVATION OF RIGHTS; NO ADMISSION

This Agreement constitutes a proposed settlement among the Parties. Regardless of whether or not the Transaction contemplated herein is consummated, or whether or not the Termination Date has occurred, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights or remedies, and the Parties expressly reserve any and all of their respective rights and remedies. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than in a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party for any Claim, fault, liability, or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each Party to protect and preserve its rights, remedies, and interests, including the Senior Note Claims and any other Claims against the Credit Parties or other parties. Without limiting the foregoing sentence in any way, after a Termination Event hereunder, the Parties hereto each fully reserve any and all of their respective rights, remedies, and interests in the case of any Claim for a breach of this Agreement.

13)	THE CREDIT PARTIES’ FIDUCIARY DUTIES

Notwithstanding anything to the contrary herein, (a) (i) each of the Credit Parties and each of their affiliates and each respective board of directors or similar governing body thereof shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transaction to the extent such board of directors or similar governing body determines, in good faith considering the advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including pursuant to its fiduciary duties, and may take such action or refrain from taking such action without incurring any liability to any other Party hereto, and (ii) the officers and employees of each of the Credit Parties and each of their affiliates shall not be required to take any actions inconsistent with applicable law; and (b) to the extent that such fiduciary obligations require any Credit Party or any affiliate of a Credit Party or its board of directors or similar governing body to terminate such Credit Party’s obligations under this Agreement, such Credit Party may do so without liability. In the event that such Credit Party or any affiliate of a Credit Party or its board of directors or similar governing body determines (considering the advice of counsel) that its fiduciary duties require the Credit Party to terminate this Agreement (or to otherwise not perform its obligations under this Agreement), the Credit Party shall provide two (2) Business Days’ written notice to the legal counsel of the other Parties hereto. In the event of the termination of this Agreement pursuant to this Section 13, all obligations of each Party hereunder shall immediately terminate without further action or notice; provided that Sections 1, 5, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 25, 26, 27, and 29 hereof shall survive termination.

14)	REPRESENTATION BY COUNSEL

Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to be represented by counsel and waived its right to do so) in connection with this Agreement and the Transaction contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon the lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the Parties hereto. None of the Parties hereto shall have any term or provision of this Agreement construed against such Party solely by reason of such Party having drafted the same.

15)	INDEPENDENT DUE DILIGENCE AND DECISION-MAKING

Each of the Consenting Noteholders and the Credit Parties hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of the documents and information available to it, as it has deemed appropriate.

16)	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

17)	AMENDMENTS

(a) Except as otherwise provided herein, this Agreement (including, for the avoidance of doubt, the Transaction Term Sheet) may not be modified, amended, or supplemented, and no provision of this Agreement (including, for the avoidance of doubt, the Transaction Term Sheet) may be waived, without the prior written consent of the Company and the Required Consenting Noteholders.

(b) Notwithstanding Section 17(a) hereof, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company and each of the Consenting Noteholders and each of the Initial Backstop Parties, with respect to (i) extending any maturity date of the New Money First Lien Issuer Notes, the First Lien Party City Exchange Notes, or the Second Lien Issuer Exchange Notes enumerated in the Transaction Term Sheet, (ii) reducing the amount of or altering the due date for any principal or interest amount of the New Money First Lien Issuer Notes, the First Lien Party City Exchange Notes, or the Second Lien Issuer Exchange Notes enumerated in the Transaction Term Sheet, (iii) modifying any redemption premium, place of payment, currency type, or right of enforcement upon a default in the payment of any principal or interest amount of the New Money First Lien Issuer Notes, the First Lien Party City Exchange Notes, or the Second Lien Issuer Exchange Notes enumerated in the Transaction Term Sheet, (iv) Section 5(e) hereof, and (v) Section 5(f) hereof; provided that, for the avoidance of doubt, the Minimum Tender Condition may be amended, modified, or waived with the prior written consent of the Company and the Required Consenting Noteholders.

(c) Each of the Parties agrees to negotiate in good faith all amendments and modifications to this Agreement as are reasonably necessary and appropriate to consummate the Transaction.

(d) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

18)	HEADINGS

The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

19)	RELATIONSHIP AMONG THE PARTIES

Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several and not joint. Furthermore, it is understood and agreed that no Consenting Noteholder has any duty of trust or confidence in any form with any other Consenting Noteholder, and there are no commitments among or between them, except as may be expressly stated in this Agreement. In this regard, it is understood and agreed that any Consenting Noteholder may trade in the Senior Notes or other debt or equity securities of the Company without needing the consent of the Company or any of the other Consenting Noteholders, subject to Section 6 hereof. No Consenting Noteholder shall have any responsibility for any such trading by any other entity due to this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Noteholders shall in any way affect or negate this understanding with respect to this Agreement.

20)	SPECIFIC PERFORMANCE

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement.

21)	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 21, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE.

22)	AGREEMENT EFFECTIVE DATE

This Agreement shall become effective upon (such date, the “Agreement Effective Date”):

(a) the execution and delivery of this Agreement by each of the Credit Parties;

(b) the execution and delivery of this Agreement by those holders of Senior Notes holding at least 52% of the aggregate principal amount outstanding of the Senior Notes (such holders, collectively, the “Requisite Consenting Noteholders”); and

(c) the Milbank Fee Letter and the Houlihan Engagement Letter shall have been executed by the Company and Milbank and Houlihan (respectively).

23)	NOTICES

All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day, (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:

(a) If to the Company:

Party City Holdco Inc.

80 Grasslands Road

Elmsford, New York 10523

Attn: Todd Vogensen

Email: tvogensen@partycity.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn:	James Eric Ivester
Shana Elberg
Sarah Ward
Andrea Nicolas

Email:	Eric.Ivester@Skadden.com
Shana.Elberg@Skadden.com
Sarah.Ward@Skadden.com
Andrea.Nicolas@Skadden.com

(b) If to the Consenting Noteholders:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:	Abhilash M. Raval
Paul Denaro
Eric Stodola

Email:	ARaval@Milbank.com
PDenaro@Milbank.com
EStodola@Milbank.com

24)	NO THIRD-PARTY BENEFICIARIES

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof.

25)	PUBLICITY; NON-DISCLOSURE

The Company will disclose this Agreement on the Agreement Effective Date at 5:00 p.m. (EST) or promptly thereafter (but, in any event, no later than 11:59 p.m. (EST) on the Agreement Effective Date) by publicly filing a Form 8-K or any periodic report required or permitted to be filed by the Company under the Exchange Act with the SEC or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information (the “Public Disclosure”). As promptly as reasonably practicable, but in any event no later than twenty-four (24) hours prior to the Public Disclosure, the Company will provide the Required Consenting Noteholders with a draft of the Public Disclosure for review, and the Company will incorporate any additions or modifications to the Public Disclosure from the Required Consenting Noteholders, such that the Public Disclosure will be in a form acceptable to the Required Consenting Noteholders in their reasonable discretion. For the avoidance of doubt, the Public Disclosure will not contain the holdings information of any of the Consenting Noteholders. For the further avoidance of doubt, the Public Disclosure will contain as exhibits all materials marked as “Confidential Information” that were transmitted to all or some of the Consenting Noteholders in accordance with the non-disclosure agreements executed by each such Consenting Noteholder and the Company during the month of May 2020.

Unless required by applicable law or regulation, the Company agrees to keep confidential the holdings information (including with respect to the Senior Notes Claims, and any other Claims against and interests in the Credit Parties) of the Consenting Noteholders as of the date hereof and at any time hereafter absent the prior written consent of any such Consenting Noteholder; and if such announcement or disclosure of the holdings information of the Consenting Noteholders is so required by law or regulation, the Company shall provide each Consenting Noteholder with advanced notice of its intent to disclose such holdings information and shall afford each of the Consenting Noteholders a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Company making such announcement or disclosure. When attaching a copy of this Agreement to the Public Disclosure as required by this Section 25, the Company will redact any reference to a specific Consenting Noteholder or its holdings information and its backstopping allocation, including the signature pages hereto and the amounts listed on Schedule I of the Transaction Term Sheet. The foregoing shall not prohibit the Company from disclosing the aggregate Senior Notes Claims held by all of the Consenting Noteholders together.

26)	RULES OF INTERPRETATION

For purposes of this Agreement:

(a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include all of the masculine, feminine, and neuter gender;

(b) capitalized terms defined only in the singular or the plural shall nonetheless have their defined meanings when used in both the singular and the plural;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or any amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular provision of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable corporation, partnership, and limited liability company laws;

(h) the use of “include” or “including” is without limitation, whether stated or not; and

(i) The preamble and the capitalized terms set forth in Section 1 herein shall have the same force and effect as all decretal Sections of this Agreement.

27)	SUCCESSORS AND ASSIGNS; SEVERABILITY; SEVERAL OBLIGATIONS

This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction. The agreements, representations, and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

28)	GOOD FAITH COOPERATION; FURTHER ASSURANCES

The Parties shall (and shall cause each of their subsidiaries and affiliates to) cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transaction. Furthermore, each of the Parties shall (and shall cause each of their subsidiaries and affiliates to) take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each Party hereby covenants and agrees to negotiate in good faith the Definitive Documents, each of which shall (a) contain the same economic terms (and other terms consistent in all material respects) as the terms set forth in the Transaction Term Sheet (as amended, supplemented, or otherwise modified as provided herein), (b) except as otherwise provided for herein, be in form and substance reasonably acceptable in all respects to the Parties hereto, and (c) be consistent with this Agreement in all material regards.

29)	NO SOLICITATION

Each Party acknowledges that this Agreement is not, and is not intended to be, (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act or the Exchange Act or (b) a solicitation of votes for the acceptance of a chapter 11 plan of reorganization for the purposes of sections 1125 and 1126 of title 11 of the United States Code or otherwise. Solicitation for the acceptance of the Transaction will not be solicited from any holder of Senior Notes until such holder has received the disclosures required under or otherwise in compliance with applicable law.

30)	FORBEARANCE; FORBEARANCE DEFAULT RIGHTS AND REMEDIES

Upon the Agreement Effective Date, each Consenting Noteholder agrees that up to and until the Termination Date, it will forbear from exercising, or from giving instructions to the Senior Notes Indenture Trustees to exercise, the rights and remedies available to it under the Senior Notes Indentures or applicable law or equity (including for the acceleration of the Senior Notes), in each case against the Company under the Senior Notes Indentures with respect to any default or event of default that occurs prior to the Termination Date, including those that may occur as a result of the Company’s pursuit and implementation of the Transaction; provided, however, that no Consenting Noteholder shall be required to incur any material costs and/or expenses or provide any indemnities or the like in order to comply with this Section 30.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

PARTY CITY HOLDCO INC.

PARTY CITY HOLDINGS INC.

PARTY CITY CORPORATION

AMSCAN INC.

ANAGRAM INTERNATIONAL INC.

ANAGRAM INTERNATIONAL HOLDINGS, INC.

PARTY HORIZON INC.

TRISAR, INC.

PC INTERMEDIATE HOLDINGS INC.

By:	/s/ Todd Vogensen
Name:	Todd Vogensen
Title:	Chief Financial Officer

AM-SOURCE, LLC AMSCAN NM LAND, LLC AMSCAN PURPLE SAGE, LLC ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC

By:	/s/ Todd Vogensen
Name:	Todd Vogensen
Title:	Authorized Officer

[Signature Page to the Transaction Support Agreement for Party City]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

[Name of Consenting Noteholder]

By:
Name:
Title:

Holdings: $__________________ of 2023 Notes

Holdings: $__________________ of 2026 Notes

Holdings: $_______________ of Senior Credit Facilities Claims

Holdings: _______________ shares of HoldCo stock

[Signature Page to the Transaction Support Agreement for Party City]

Exhibit A

TRANSACTION TERM SHEET

PARTY CITY HOLDCO INC.

PARTY CITY HOLDINGS INC.

TRANSACTION TERM SHEET1

May 28, 2020

THIS TRANSACTION TERM SHEET IS PRESENTED BY THE CONSENTING NOTEHOLDERS HOLDING UNSECURED NOTES ISSUED UNDER THE INDENTURES DATED AS OF (I) AUGUST 19, 2015 (AS AMENDED, MODIFIED, OR OTHERWISE SUPPLEMENTED FROM TIME TO TIME), BY AND AMONG PARTY CITY HOLDINGS INC., EACH OF THE GUARANTORS NAMED THEREIN, AND WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE (THE “2023 NOTES INDENTURE”), AND (II) AUGUST 2, 2018 (AS AMENDED, MODIFIED, OR OTHERWISE SUPPLEMENTED FROM TIME TO TIME), BY AND AMONG PARTY CITY HOLDINGS INC., EACH OF THE GUARANTORS NAMED THEREIN, AND WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE (THE “2026 NOTES INDENTURE” AND, TOGETHER WITH THE 2023 NOTES INDENTURE, THE “EXISTING INDENTURES”). THIS TRANSACTION TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TRANSACTION TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS.2

[1]	All consideration amounts assume participation by 100% of Eligible Holders and are subject to pro rata decrease if participation is lower.
[2]	Defined terms not defined herein shall have the meaning given to them in the Transaction Support Agreement to which this Transaction Term Sheet is attached as Exhibit A.

1

OVERVIEW

The Offerors	Party City Holdco Inc., a Delaware corporation (“PRTY”), and Party City Holdings Inc., a Delaware corporation (“Holdings”). “Party City” refers to PRTY and Holdings unless the context otherwise indicates.

The Issuer	With respect to the New Money First Lien Issuer Notes and the Second Lien Issuer Exchange Notes (each as defined below), a direct wholly owned subsidiary of Holdings formed as a limited liability company will be the issuer and Anagram International, Inc., an existing Minnesota corporation and a wholly owned subsidiary of such issuer, will be the co-issuer (collectively, the “Issuer”). The Issuer to become an unrestricted subsidiary under the Senior Credit Facilities (as defined below) and the Existing Indentures substantially concurrently with the consummation of the Exchange Offer (as defined below) and other transactions described hereunder.

Existing Notes	(i) $350.0 million aggregate principal amount of outstanding 6.125% Senior Notes due 2023 (the “2023 Notes”) issued by Holdings under the 2023 Notes Indenture and (ii) $500.0 million aggregate principal amount of outstanding 6.625% Senior Notes due 2026 (the “2026 Notes”) issued by Holdings under the 2026 Notes Indenture. The 2023 and 2026 Notes, together, the “Existing Notes.”

Senior Credit Facilities	(i) The revolving credit facilities (“ABL Facility”) provided under the ABL Credit Agreement dated as of August 19, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among, inter alios, Holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and each lender from time to time party thereto and (ii) the term loan facility (the “Term Loan Facility” and, together with the ABL Facility, the “Senior Credit Facilities”) provided under the Term Loan Credit Agreement dated as of August 19, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among, inter alios, Holdings, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and each lender from time to time party thereto.

Exchange Offer

Party City will conduct an exchange offer (the “Exchange Offer”) for any and all of the Existing Notes and a related consent solicitation to remove substantially all of the covenants contained in the Existing Notes (the “Consent Solicitation”), each upon the terms and subject to the conditions set forth in this Transaction Term Sheet and related exhibits. Party City will offer to exchange any and all Existing Notes, including accrued and unpaid interest on account of such notes to, but not including, the settlement date of the Exchange Offer (the “Settlement Date”), for:

(i) the Shares (as defined below);

(ii)  $100.0 million aggregate principal amount of Second Lien Issuer Exchange Notes, to be issued by the Issuer and secured by second-priority liens on all the assets of the Issuer and the subsidiaries of the Issuer and all of the capital stock of the Issuer, substantially on the terms set forth in Exhibit B hereto; and

(iii)  $185.0 million aggregate principal amount of First Lien Party City Exchange Notes (as defined below), to be issued by Holdings and secured by first-priority liens on all the assets of Holdings and its subsidiaries to the extent constituting collateral under the Senior Credit Facilities, substantially on the terms set forth in Exhibit C hereto.

2

Holders of the Existing Notes eligible to participate in the Exchange Offer and/or the Rights Offering (as defined below) are referred to as “Eligible Holders.” Eligible Holders whose Existing Notes are accepted for exchange in the Exchange Offer will receive the applicable Total Exchange Consideration as described under “—Total Exchange Consideration” below for their Existing Notes validly tendered on or before the early participation date of the Exchange Offer (the “Early Participation Date”).

For Existing Notes validly tendered after the Early Participation Date and on or before the expiration date of the Exchange Offer (the “Expiration Date”), Eligible Holders of the Existing Notes accepted for exchange will receive the applicable Exchange Consideration as described under “ —Exchange Consideration” below, which equals the applicable Total Exchange Consideration less the applicable Early Tender Premium.

For the avoidance of doubt, (i) other than the Total Exchange Consideration and the Exchange Consideration, as applicable, no additional consideration for the accrued and unpaid interest to, but not including, the Settlement Date will be due and payable to Eligible Holders upon the settlement of the Exchange Offer on account of the Existing Notes accepted for exchange and (ii) all consideration amounts assume participation by 100% of Eligible Holders and are subject to pro rata decrease if participation is lower.

Support Agreement	Party City will enter into a support agreement (the “Transaction Support Agreement”) with the Consenting Noteholders who hold at least 52% of the aggregate principal amount of outstanding Existing Notes, pursuant to which such holders will agree to tender their Existing Notes in the Exchange Offer and to support the transactions described herein, on the terms and conditions set forth in the Transaction Support Agreement.

Rights Offering

Simultaneously with the launch of the Exchange Offer, Party City will initiate a “rights offering” (the “Rights Offering”) whereby Eligible Holders who validly tender (and do not validly withdraw) their Existing Notes for exchange in the Exchange Offer will be provided the right (a “Right”) to purchase a pro rata portion of New Money First Lien Issuer Notes to be issued by the Issuer on the Settlement Date, such New Money First Lien Issuer Notes issued pursuant to the Rights Offering representing an aggregate principal amount of $50.0 million and with the terms set forth in Exhibit A hereto. If more than $50.0 million of Rights are subscribed in the Rights Offering, subscription amounts will be reduced on a pro rata basis.

To validly exercise a Right, Eligible Holders must notify Party City of their election to exercise such Right by written notice to Party City stating the amount of New Money First Lien Issuer Notes such Eligible Holder is electing to purchase pursuant to such Right on or prior to the Early Participation Date. Once exercised, such exercise of Rights may not be revoked.

The opportunity to purchase New Money First Lien Issuer Notes in the New Money First Lien Issuer Notes Financing (as defined below) will be offered pursuant to the Rights Offering to the Eligible Holders who validly tender (and do not validly withdraw) their Existing Notes for exchange in the Exchange Offer, and each such Eligible Holder individually may, but will have no obligation to, purchase New Money First Lien Issuer Notes in the New Money First Lien Issuer Notes Financing.

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Rights may not be transferred, sold or otherwise disposed of by Eligible Holders pursuant to a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise and Party City will have no obligation and will not register the Rights under the Securities Act.

New Money First Lien Issuer Notes Financing; Backstop and Private Placement Agreement; Private Placement Commitment Agreement

Consenting Noteholders that wish to participate in the Rights Offering and purchase additional New Money First Lien Issuer Notes over and above the amount they may purchase in the Rights Offering (such parties identified on Schedule I hereto or in the Backstop Agreement and Private Placement Agreement (as defined below), as applicable, the “Backstop Parties”) will agree in the Transaction Support Agreement to, and will enter into a backstop and private placement agreement with Party City, the Issuer and their applicable subsidiaries prior to the Commencement Date (the “Backstop and Private Placement Agreement”), purchase $41.5 million of New Money First Lien Issuer Notes. Party City, the Issuer and the Consenting Noteholders shall work together in good faith to identify and sign up additional Backstop Parties to increase such commitment to $50.0 million of New Money First Lien Issuer Notes prior to the Commencement Date. If so increased, the Backstop and Private Placement Agreement will include a $50.0 million commitment by the Backstop Parties to purchase the amount of New Money First Lien Issuer Notes which may be issued in the Rights Offering, representing the aggregate amount the Backstop Parties may purchase in the Rights Offering plus an additional amount of New Money First Lien Issuer Notes which are otherwise available to be purchased in the Rights Offering but for which applicable Rights have not been exercised by other Eligible Holders.

Additionally, certain parties that do not own Existing Notes and that wish to purchase New Money First Lien Issuer Notes directly from the Issuer (such parties identified on Schedule II hereto or in the Backstop Agreement and Private Placement Agreement, as applicable, the “Private Placement Parties”) will also enter into the Backstop and Private Placement Agreement. The Backstop and Private Placement Agreement will include a commitment by such Private Placement Parties to purchase $40.0 million of New Money First Lien Issuer Notes in a private transaction exempt from the registration requirements of the Securities Act (the “Private Placement”). Prior to entering into the Backstop and Private Placement Agreement, the Private Placement Parties will enter into a private placement commitment agreement with Party City, the Issuer and their applicable subsidiaries concurrently with or prior to the execution of the Transaction Support Agreement (the “Private Placement Commitment Agreement”) with respect to the Private Placement. The Private Placement Commitment Agreement will be superseded by (but will not be inconsistent with) the Backstop and Private Placement Agreement, and the Private Placement Commitment Agreement will cease to be of any effect upon the execution of the Backstop and Private Placement Agreement. Party City, the Issuer, the Consenting Noteholders and the Private Placement Parties shall work together in good faith to identify and sign up additional Private Placement Parties to increase such commitment to $50.0 million of New Money First Lien Issuer Notes prior to the Commencement Date.

The respective commitments to purchase New Money First Lien Issuer Notes in the Backstop and Private Placement Agreement, in each case assuming an increase to $50.0 million (to $100.0 million in the aggregate), are collectively referred to as the “Commitments.” The purchase of $100.0 million of New Money First Lien Issuer Notes (i) by Eligible Holders pursuant to the Rights Offering and by the Backstop Parties of any unsubscribed amounts of the Rights Offering and (ii) by the Private Placement Parties in the Private Placement is together referred to herein as the “New Money First Lien Issuer Notes Financing.”

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As consideration for entering into the Backstop and Private Placement Agreement and providing their respective Commitments, Party City will pay to each of the Backstop Parties (x) its pro rata portion of an aggregate premium of $5.0 million in the form of New Money First Lien Issuer Notes plus (y) its pro rata portion of an aggregate premium of $5.0 million in the form of First Lien Party City Exchange Notes.

As consideration for entering into the Backstop and Private Placement Agreement (and, initially, the Private Placement Commitment Agreement, if applicable) and providing their respective Commitments, Party City will pay to each of the Private Placement Parties its pro rata portion of an aggregate premium of $5.0 million in the form of New Money First Lien Issuer Notes (the “Private Placement Fee”). Any additional consideration beyond the Private Placement Fee provided to the Private Placement Parties shall also be offered to the Backstop Parties.

Holders Eligible to Participate in the Exchange Offer and the Rights Offering	Party City will conduct the Exchange Offer and New Money First Lien Issuer Notes Financing in accordance with the applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Exchange Act”). Each holder of Existing Notes wishing to participate in the Exchange Offer or the New Money First Lien Issuer Notes Financing will properly complete and return an eligibility certification certifying as to its status as a “QIB” as defined in Rule 144A under the Securities Act or a person that is not a “U.S. person” within the meaning of Regulation S under the Securities Act.

New Money First Lien Issuer Notes	$110.0 million aggregate principal amount of 15.00% senior secured notes due 2025 (the “New Money First Lien Issuer Notes”), including: (i) $100.0 million of New Money First Lien Issuer Notes issued in the New Money First Lien Issuer Notes Financing, (ii) $5.0 million of New Money First Lien Issuer Notes issued to the Backstop Parties as consideration for entering into the Backstop and Private Placement Agreement and providing their respective Commitments and (iii) $5.0 million of New Money First Lien Issuer Notes issued to the Private Placement Parties as consideration for entering into the Backstop and Private Placement Agreement (and, initially, the Private Placement Commitment Agreement, if applicable) and providing their respective Commitments, each to be issued by the Issuer under an indenture to be dated on or about the Settlement Date and on the terms set forth in Exhibit A hereto. Credit ratings (or, if credit ratings are not available, “shadow” credit ratings) for the New Money First Lien Issuer Notes shall be provided on or before the Settlement Date.

Second Lien Issuer Exchange Notes	$100.0 million aggregate principal amount of 10.00% senior secured notes due 2026 (the “Second Lien Issuer Exchange Notes”) to be issued by the Issuer under an indenture to be dated on or about the Settlement Date and on the terms set forth in Exhibit B hereto. Credit ratings (or, if credit ratings are not available, “shadow” credit ratings) for the Second Lien Issuer Exchange Notes shall be provided on or before the Settlement Date.

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First Lien Party City Exchange Notes	$190.0 million aggregate principal amount of variable rate senior secured notes due 2025 (the “First Lien Party City Exchange Notes”), including: (i) $185.0 million of First Lien Party City Exchange Notes issued in the Exchange Offer and (ii) $5.0 million of First Lien Party City Exchange Notes issued to the Backstop Parties as consideration for entering into the Backstop and Private Placement Agreement and providing their respective Commitments, each to be issued by Holdings under an indenture to be dated on or about the Settlement Date and on the terms set forth in Exhibit C hereto. Credit ratings (or, if credit ratings are not available, “shadow” credit ratings) for the First Lien Party City Exchange Notes shall be provided on or before the Settlement Date.

Shares

Shares of common stock of PRTY, par value $0.01 per share, representing 19.90% of such common stock outstanding (as defined under the rules of the New York Stock Exchange) on the Settlement Date prior to the settlement of the Exchange Offer (the “Shares”).

On the Settlement Date, no more than 1.50% of the then outstanding shares of common stock of PRTY will be issuable pursuant to then existing instruments, subject to customary anti-dilution adjustments in such instruments for stock dividends, stock splits and other similar events, and excluding any shares issuable pursuant to equity incentive plans of Party City in effect on the Settlement Date.

Total Exchange Consideration	For 2023 Notes and/or 2026 Notes validly tendered on or before the Early Participation Date and not validly withdrawn, Eligible Holders will receive the Total Exchange Consideration, which will be equal to the Exchange Consideration plus the Early Tender Premium. Receipt of the Early Tender Premium means that Eligible Holders will not be subject to the Late Tender Ratio Adjustment (as described below).

Exchange Consideration	The Exchange Consideration will consist of the following for 2023 Notes and/or 2026 Notes accepted for exchange that are validly tendered and not validly withdrawn on or before the Expiration Date: (i) the Shares, (ii) $100.0 million aggregate principal amount of Second Lien Issuer Exchange Notes and (iii) $185.0 million aggregate principal amount of First Lien Party City Exchange Notes. The Exchange Consideration received by Eligible Holders that do not validly tender their 2023 Notes and/or 2026 Notes by the Early Participation Date (and therefore do not receive the Early Tender Premium) will be subject to a 50 basis point downward adjustment to the applicable “Exchange Ratio” with respect to the Second Lien Issuer Exchange Notes and the First Lien Party City Exchange Notes they receive in the Exchange Offer (the “Late Tender Ratio Adjustment”).

Consent Solicitation

Holders who tender Existing Notes pursuant to the Exchange Offer are required to deliver a consent (a “Consent”) to certain proposed amendments to the Existing Indentures (the “Amendments”).

The Amendments will:

(i) allow for the issuance of the New Money First Lien Issuer Notes, the Second Lien Issuer Exchange Notes and the First Lien Party City Exchange Notes;

(ii)  allow for the issuance of the Shares;

(iii)  eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing Indentures;

(iv) waive any related cross-defaults under the Existing Indentures;

(v)   release any guarantees provided by guarantors (or groups of guarantors) under the Existing Indentures that do not constitute Significant Subsidiaries (as defined in the Existing Indentures);

(vi) prohibit the designation of any future guarantors under the Existing Indentures; and

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(vii) waive any requirement to use excess proceeds from any previous asset sales to make an offer to repurchase the Existing Notes under the asset sales covenant.

By tendering their Existing Notes, Eligible Holders will be deemed to have delivered Consents to the Amendments with respect to such Existing Notes being tendered. Eligible Holders may not validly tender their Existing Notes without delivering a Consent.

Requisite Consents; Supplemental Indenture	In order to approve the Amendments to the Existing Indentures, Consents must be delivered and not revoked in respect of at least a majority of the outstanding principal amount of each series of Existing Notes (“Requisite Consents”). Promptly following the Early Participation Date, if the Requisite Consents have been delivered with respect to the Existing Notes, Holdings, any guarantors under the Existing Notes and the trustee for each of the Existing Notes will enter into supplemental indentures giving effect to the Amendments. The Amendments will not become operative until the satisfaction of the conditions described below and the consummation of the Exchange Offer. In the event that Party City does not consummate the Exchange Offer for any reason, the Existing Indentures will remain in effect in their current form. The consummation of the Exchange Offer will be conditioned upon the receipt of the Requisite Consents to approve the applicable Amendments and the execution and delivery of the applicable supplemental indentures giving effect to such Amendments.

Conditions to the Exchange Offer

Party City’s obligation to accept Existing Notes in the Exchange Offer will be subject to the following conditions:

(i) the valid tender, without valid withdrawal, of a minimum of 98.00%, or $833.0 million, of the outstanding aggregate principal amount of Existing Notes by Eligible Holders as of the Expiration Date (the “Minimum Tender Condition”);

(ii)  the Requisite Consents having been received, without valid withdrawal, prior to the Expiration Date;

(iii)  the Backstop and Private Placement Agreement having been executed prior to the Commencement Date and the Commitments thereunder for the purchase of $100.0 million of New Money First Lien Issuer Notes in the aggregate having become fully effective;

(iv) the Transaction Support Agreement has remained in full force and effect, and all conditions required therein to be satisfied have been satisfied or waived in accordance with the terms specified therein;

(v)   entry into intra-company agreements (the “Intra-Company Agreements”), on or prior to the Settlement Date, as set forth in the Transaction Support Agreement; and

(vi) other customary and usual conditions to be agreed.

Subject to the provisions of the Transaction Support Agreement, Party City may only terminate the Exchange Offer if the conditions to the Exchange Offer are not satisfied; provided, however, that in no event shall Party City be required to commence the Exchange Offer unless the Backstop and Private Placement Agreement has been executed providing for the Commitments. If the Exchange Offer is terminated at any time, the Existing Notes validly tendered pursuant to the Exchange Offer will be promptly returned to such tendering Eligible Holders.

Waiver of the conditions to the Exchange Offer and amendments to the terms of the Exchange Offer shall be addressed in the Transaction Support Agreement. If Party City waives the Minimum Tender Condition, Party City shall not be obligated to extend the withdrawal deadline of the Exchange Offer.

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Conditions to the Rights Offering

Party City’s obligation to issue the Rights in the Rights Offering and to issue and sell New Money First Lien Issuer Notes upon exercise of such Rights by Eligible Holders will be subject to the following conditions:

(i) the launch of the Exchange Offer on or prior to the Commencement Date on the terms described herein;

(ii)  the valid exercise of Rights by Eligible Holders participating in the Rights Offering prior to the Early Participation Date;

(iii)  the consummation of the Exchange Offer;

(iv) the substantially concurrent consummation of the purchase of all unsubscribed amounts of the Rights Offering by the Backstop Parties and the Private Placement Parties, as applicable; and

(v)   other customary and usual conditions to be agreed.

Subject to the provisions of the Transaction Support Agreement, Party City may only terminate the Rights Offering if the conditions to the Rights Offering are not satisfied; provided, however, that in no event shall Party City be required to commence the Rights Offering unless the Backstop and Private Placement Agreement has been executed providing for the Commitments. If the Rights Offering is terminated at any time, the Rights issued by Party City will be deemed immediately cancelled.

Waiver of the conditions to the Rights Offering and amendments to the terms of the Rights Offering shall be addressed in the Transaction Support Agreement. If Party City waives any condition to the Rights Offering, Party City shall not be obligated to extend the deadline for notifying Party City of participation in the Rights Offering.

Use of Proceeds	The Issuer will use certain of the proceeds from the New Money First Lien Issuer Notes Financing for payment of a distribution to Holdings in an amount equal to $90.0 million; provided that $10.0 million of such proceeds will be available to be used by the Issuer for working capital and general corporate purposes and be subject to an agreed restricted payment covenant in the indenture governing the New Money First Lien Issuer Notes.

Expected Commencement Date	Date of launch of the Exchange Offer, Consent Solicitations and Rights Offering shall be no later than June 29, 2020.

Expected Settlement Date	Settlement date of the Exchange Offer, Consent Solicitations and Rights Offering shall be no later than July 31, 2020.

Fees	Fees payable by Party City shall be addressed in the Transaction Support Agreement.

Transfer Restrictions; Registration Rights

The New Money First Issuer Lien Notes, the Second Lien Issuer Exchange Notes, First Lien Party City Exchange Notes, any related guarantees and the Rights will not be registered under the Securities Act and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. For the avoidance of doubt, the Rights may not be transferred, sold or otherwise disposed of.

Eligible Holders that receive in the Exchange Offer, and beneficially own (as defined in Rule 13d-3 under the Exchange Act), a portion of the Shares exceeding 2.00% of the outstanding common stock of PRTY on the Settlement Date following the settlement of the Exchange Offer may request that PRTY include such shares on a resale shelf registration statement to be filed by PRTY within sixty (60) days from the Settlement Date.

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Forbearance	From the effective date of the Transaction Support Agreement until the earlier of the termination of the Transaction Support Agreement and the consummation of the transactions described herein, the Consenting Noteholders shall (and shall instruct all trustees and agents), pursuant to the Transaction Support Agreement, forbear from exercising rights and remedies against Party City in respect of any defaults or events of default (including any defaults or events of default arising from the pursuit of the transactions described herein) under the Existing Indentures; provided, however, that no Consenting Noteholder shall be required to incur any costs and expenses or provide any indemnities or the like in order to comply with such forbearance.

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Exhibit A

SUMMARY OF KEY TERMS OF THE NEW MONEY FIRST LIEN ISSUER NOTES

The summary below describes the proposed principal terms of the New Money First Lien Issuer Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Term Sheet to which this exhibit is attached.

Issuer	A direct wholly owned subsidiary of Holdings formed as a limited liability company will be the issuer and Anagram International, Inc., an existing Minnesota corporation and a wholly owned subsidiary of such issuer, will be the co-issuer.

Notes	$110.0 million aggregate principal amount of 15.00% senior secured notes due 2025 (the “New Money First Lien Issuer Notes”), including: (i) $100.0 million of New Money First Lien Issuer Notes issued in the New Money First Lien Issuer Notes Financing, (ii) $5.0 million of New Money First Lien Issuer Notes issued to the Backstop Parties as consideration for entering into the Backstop and Private Placement Agreement and providing their respective Commitments and (iii) $5.0 million of New Money First Lien Issuer Notes issued to the Private Placement Parties as consideration for entering into the Backstop and Private Placement Agreement (and, initially, the Private Placement Commitment Agreement, if applicable) and providing their respective Commitments.

Trustee	Selected by the Consenting Noteholders and the Private Placement Parties in their sole discretion; provided that such trustee shall be reasonably acceptable to the Issuer.

Purchase Price	100.00%

Maturity Date	August 15, 2025.

Interest Rate	Interest on the New Money First Lien Issuer Notes will accrue at a rate of 15.00% per annum, payable 10.00% in cash and 5.00% in-kind, on a semi-annual basis in arrears on February 15 and August 15 of each year, commencing on February 15, 2021. Interest will accrue from the issue date of the New Money First Lien Issuer Notes.

Issuer Subsidiary Guarantees	The New Money First Lien Issuer Notes will be unconditionally guaranteed (the “Issuer Subsidiary Guarantees” or the “Guarantees”) on a senior secured basis by each subsidiary of the Issuer (the “Issuer Subsidiary Guarantors” or the “Guarantors”), subject to exceptions to be agreed.

Collateral	First-priority lien on all assets of the Issuer and the Issuer Subsidiary Guarantors and all of the capital stock of the Issuer, subject to certain exceptions to be agreed.

Ranking	The New Money First Lien Issuer Notes and the Guarantees will constitute senior obligations of the Issuer and the Guarantors.

Optional Redemption

On or after August 15, 2022, the Issuer will have the right to redeem all or any portion of the New Money First Lien Issuer Notes at the following redemption prices equal to the percentage of the principal amount being redeemed, plus any accrued and unpaid interest, if any, if redeemed during the 12-month period beginning on August 15 of the following years:

•   2022: 103.00%;

•   2023: 102.00%; and

•   2024: 101.00% (except that the redemption price shall be equal to 100.00% at any time during the period of three months immediately preceding the maturity date).

Change of Control	Upon the occurrence of certain events constituting change of control of Party City or the Issuer, the Issuer or Party City will be required to make an offer to purchase holders’ New Money First Lien Issuer Notes at a price equal to 101.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Mandatory Asset Sale Offer	Following an asset sale by the Issuer or any of its “restricted subsidiaries” to any entity that is not a Guarantor, the Issuer or a “restricted subsidiary,” as applicable, the Issuer will be required to make an offer to purchase holders’ New Money First Lien Issuer Notes with proceeds of such asset sale at a price equal to 100.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, subject to obligations to repay or repurchase senior indebtedness and other exceptions to be agreed.

Transactions with Affiliates	The indenture governing the New Money First Lien Issuer Notes will contain covenants that limit certain transactions with affiliates of the Issuer, which will exclude transactions permitted or required by the Intra-Company Agreements.

Reports	The indenture governing the New Money First Lien Issuer Notes will contain a covenant requiring the Issuer to make public, within fifteen (15) business days after the end of the time periods that would be applicable if the Issuer were required to make filings with the Commission as neither an accelerated filer nor a large accelerated filer: (i) financial information of the Issuer, including quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which will be limited to income statement, balance sheet and cash flow information and will be otherwise customary in form for “reporting” covenants for issuers who are not required to file reports with the Commission) and, with respect to the annual financial statements only, a report thereon by the Issuer’s certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports; provided that clause (i) shall not apply with respect to the period ended March 31, 2020 or any earlier three-, six-, nine-or twelve-month period; provided further that such information with respect to the period ended June 30, 2020 shall need to be made public no earlier than the date on which such information needs to be made public with respect to the period ended September 30, 2020.

Certain Covenants

The indenture governing the New Money First Lien Issuer Notes will contain agreed high-yield covenants that limit, among other things, the Issuer, any Issuer Subsidiary Guarantors and each of their restricted subsidiaries’ ability to:

•   incur additional indebtedness (subject to provision for an asset-backed credit facility in an amount to be agreed by Party City, the Initial Backstop Parties, the Private Placement Parties and the Requisite Consenting Noteholders, each acting in their reasonable discretion);

•   create liens or use assets as security in other transactions;

•   declare or pay dividends, redeem stock or make other distributions to stockholders;

•   make investments;

•   merge or consolidate, or sell, transfer, lease or dispose of substantially all of their assets; and

•   agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Issuer, Party City or any Issuer Subsidiary Guarantor.

On the issue date of the New Money First Lien Issuer Exchange Notes, each of the Issuer’s subsidiaries will be “restricted subsidiaries” under the indenture.

Transfer Restrictions; No Registration Rights	The New Money First Issuer Lien Notes and the Guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Use of Proceeds	The Issuer will use certain of the proceeds from the New Money First Lien Issuer Notes Financing for payment of a distribution to Holdings in an amount equal to $90.0 million; provided that $10.0 million of such proceeds will be available to be used by the Issuer for working capital and general corporate purposes and be subject to an agreed restricted payment covenant in the indenture governing the New Money First Lien Issuer Notes.

Exhibit B

SUMMARY OF KEY TERMS OF THE SECOND LIEN ISSUER EXCHANGE NOTES

The summary below describes the proposed principal terms of the Second Lien Issuer Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Term Sheet to which this exhibit is attached.

Issuer	A direct wholly owned subsidiary of Holdings formed as a limited liability company will be the issuer and Anagram International, Inc., an existing Minnesota corporation and a wholly owned subsidiary of such issuer, will be the co-issuer.

Notes	$100.0 million aggregate principal amount of 10.00% senior secured notes due 2026 (the “Second Lien Issuer Exchange Notes”).

Trustee	Selected by the Consenting Noteholders in their sole discretion; provided that such trustee shall be reasonably acceptable to the Issuer.

Exchange Ratio	$117.65 of Second Lien Issuer Exchange Notes for each $1,000 principal amount of 2023 Notes and/or 2026 Notes validly exchanged, subject to the Late Tender Ratio Adjustment. As described under “—Exchange Offer” in the Transaction Term Sheet, other than the Total Exchange Consideration and the Exchange Consideration, as applicable, no additional consideration for the accrued and unpaid interest to, but not including, the Settlement Date will be due and payable to Eligible Holders upon the settlement of the Exchange Offer on account of the Existing Notes accepted for exchange.

Maturity Date	August 15, 2026.

Interest Rate	Interest on the Second Lien Issuer Exchange Notes will accrue at a rate of 10.00% per annum, payable 5.00% in either cash or in-kind, at the option of the Issuer, and 5.00% in-kind, on a semi-annual basis in arrears on February 15 and August 15 of each year, commencing on February 15, 2021. Interest will accrue from the issue date of the Second Lien Issuer Exchange Notes.

Issuer Subsidiary Guarantees	The Second Lien Issuer Exchange Notes will be unconditionally guaranteed (the “Issuer Subsidiary Guarantees” or the “Guarantees”) on a senior secured basis by each subsidiary of the Issuer (the “Issuer Subsidiary Guarantors” or the “Guarantors”), subject to exceptions to be agreed.

Collateral	Second-priority lien on all assets of the Issuer and the Issuer Subsidiary Guarantors and all of the capital stock of the Issuer, subject to certain exceptions to be agreed.

Ranking	The Second Lien Issuer Exchange Notes and the Guarantees will constitute senior obligations of the Issuer and the Guarantors.

Optional Redemption

On or after August 15, 2022, the Issuer will have the right to redeem all or any portion of the Second Lien Issuer Exchange Notes at the following redemption prices equal to the percentage of the principal amount being redeemed, plus any accrued and unpaid interest, if any, if redeemed during the 12-month period beginning on August 15 of the following years:

•   2022: 103.00%;

•   2023: 102.00%;

•   2024: 101.00%; and

•   2025 and thereafter: 100.00%.

Change of Control	Upon the occurrence of certain events constituting change of control of Party City or the Issuer, the Issuer or Party City will be required to make an offer to purchase holders’ Second Lien Issuer Exchange Notes at a price equal to 101.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Mandatory Asset Sale Offer	Following an asset sale by the Issuer or any of its “restricted subsidiaries” to any entity that is not a Guarantor, the Issuer or a “restricted subsidiary,” as applicable, the Issuer will be required to make an offer to purchase holders’ New Money First Lien Issuer Notes (or Second Lien Issuer Exchange Notes if no New Money First Lien Issuer Notes are then outstanding) with proceeds of such asset sale at a price equal to 100.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, subject to obligations to repay or repurchase senior indebtedness and other exceptions to be agreed.

Reports	The indenture governing the Second Lien Issuer Exchange Notes will contain a covenant requiring the Issuer to make public, within fifteen (15) business days after the end of the time periods that would be applicable if the Issuer were required to make filings with the Commission as neither an accelerated filer nor a large accelerated filer: (i) financial information of the Issuer, including quarterly and annual financial information that would be required to be contained in filings with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which will be limited to income statement, balance sheet and cash flow information and will be otherwise customary in form for “reporting” covenants for issuers who are not required to file reports with the Commission) and, with respect to the annual financial statements only, a report thereon by the Issuer’s certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports; provided that clause (i) shall not apply with respect to the period ended March 31, 2020 or any earlier three-, six-, nine-or twelve-month period; provided further that such information with respect to the period ended June 30, 2020 shall need to be made public no earlier than the date on which such information needs to be made public with respect to the period ended September 30, 2020.

Transactions with Affiliates	The indenture governing the Second Lien Issuer Exchange Notes will contain covenants that limit certain transactions with affiliates of the Issuer, which will exclude transactions permitted or required by the Intra-Company Agreements.

Certain Covenants

The indenture governing the Second Lien Issuer Exchange Notes will contain agreed high-yield covenants that limit, among other things, the Issuer, any Issuer Subsidiary Guarantors and each of their restricted subsidiaries’ ability to:

•   incur additional indebtedness (subject to provision for an asset-backed credit facility in an amount to be agreed by Party City and the Requisite Consenting Noteholders, each acting in their reasonable discretion);

•   create liens or use assets as security in other transactions;

•   declare or pay dividends, redeem stock or make other distributions to stockholders;

•   make investments;

•   merge or consolidate, or sell, transfer, lease or dispose of substantially all of their assets; and

•   agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Issuer, Party City or any Issuer Subsidiary Guarantor.

On the issue date of the Second Lien Issuer Exchange Notes, each of the Issuer’s subsidiaries will be “restricted subsidiaries” under the indenture.

Transfer Restrictions; No Registration Rights	The Second Lien Issuer Exchange Notes and the Guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Prepayment	The indenture governing the Second Lien Issuer Exchange Notes will provide that the Second Lien Issuer Exchange Notes may not be repurchased, redeemed or otherwise repaid prior to the repurchase, redemption or repayment in full of the New Money First Lien Issuer Notes.

Exhibit C

SUMMARY OF KEY TERMS OF THE FIRST LIEN PARTY CITY EXCHANGE NOTES

The summary below describes the proposed principal terms of the First Lien Party City Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Term Sheet to which this exhibit is attached.

Issuer	Party City Holdings Inc., a Delaware corporation (“Holdings”).

Notes	$190.0 million aggregate principal amount of variable rate senior secured notes due 2025 (the “First Lien Party City Exchange Notes”), including: (i) $185.0 million of First Lien Party City Exchange Notes issued in the Exchange Offer and (ii) $5.0 million of First Lien Party City Exchange Notes issued to the Backstop Parties as consideration for entering into the Backstop and Private Placement Agreement and providing their respective Commitments.

Trustee	Selected by the Consenting Noteholders in their sole discretion; provided that such trustee shall be reasonably acceptable to the Issuer.

Exchange Ratio	$217.65 of First Lien Party City Exchange Notes for each $1,000 principal amount of 2023 Notes and/or 2026 Notes validly exchanged, subject to the Late Tender Ratio Adjustment. As described under “—Exchange Offer” in the Transaction Term Sheet, other than the Total Exchange Consideration and the Exchange Consideration, as applicable, no additional consideration for the accrued and unpaid interest to, but not including, the Settlement Date will be due and payable to Eligible Holders upon the settlement of the Exchange Offer on account of the Existing Notes accepted for exchange.

Maturity Date	July 15, 2025.

Interest Rate	Interest on the First Lien Party City Exchange Notes will accrue at a variable rate equal to the 6-month London Inter-Bank Offered Rate (LIBOR) plus 500 basis points (with a floor of 75 basis points) per annum, payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2021. Interest will accrue from the issue date of the First Lien Party City Exchange Notes.

Guarantees	The First Lien Party City Exchange Notes will be unconditionally guaranteed (the “Party City Guarantees” or the “Guarantees”) on a senior secured basis by each entity (the “Party City Guarantors” or the “Guarantors”) that is a guarantor of the Senior Credit Facilities, subject to exceptions to be agreed.

Collateral	Same as the Senior Credit Facilities.

Ranking	The First Lien Party City Exchange Notes and the Guarantees will constitute senior obligations of Party City and the Guarantors and will rank pari passu in right of payment with the Senior Credit Facilities.

Optional Redemption	Party City will have the right to redeem all or any portion of the First Lien Party City Exchange Notes at any time at a redemption price equal to 100.00% of the principal amount being redeemed, plus any accrued and unpaid interest, if any.

Change of Control	Upon the occurrence of certain events constituting change of control of Holdings, Holdings will be required to make an offer to purchase holders’ First Lien Party City Exchange Notes at a price equal to 101.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

Mandatory Asset Sale Offer	Following an asset sale by Holdings or any “restricted subsidiaries” of Holdings to any entity that is not a Guarantor, Holdings or a “restricted subsidiary,” as applicable, Holdings will be required to make an offer to purchase holders’ First Lien Party City Exchange Notes with proceeds of such asset sale at a price equal to 100.00% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, subject to obligations to repay or repurchase senior indebtedness and other exceptions to be agreed.

Certain Covenants

The indenture governing the First Lien Party City Exchange Notes will contain agreed high-yield covenants that limit, among other things, Holdings, the Guarantors and each of their restricted subsidiaries’ ability to:

•   incur additional indebtedness;

•   create liens or use assets as security in other transactions;

•   declare or pay dividends, redeem stock or make other distributions to stockholders;

•   make investments;

•   merge or consolidate, or sell, transfer, lease or dispose of substantially all of their assets;

•   reports;

•   enter into transactions with affiliates; and

•   agree to certain restrictions on the ability of restricted subsidiaries to make payments to Holdings or any Guarantor.

On the issue date of the First Lien Party City Exchange Notes, each of Holdings’ subsidiaries will be “restricted subsidiaries” under the indenture.

Transfer Restrictions; No Registration Rights	The First Lien Party City Exchange Notes and the Guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Exhibit B

FORM OF TRANSFEREE JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement (the “Agreement”), dated as of May 28, 2020, entered into by and among Party City HoldCo Inc. (“HoldCo”), certain other direct and indirect subsidiaries of HoldCo (collectively, with HoldCo, the “Company”), [Transferor’s Name] (“Transferor”), and other holders of Senior Notes Claims (as defined in the Agreement) against the Company, and, with respect to the Senior Notes Claims acquired from the Transferor, agrees to be bound to the terms and conditions thereof to the extent that Transferor was thereby bound, without modification, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement. All Senior Notes Claims against the Company held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement.

Date Executed: ___________, 2020

[Transferee’s Name]

By:
Name:
Title:

Claims and interests acquired:

Holdings: $__________________ of 2023 Notes

Holdings: $__________________ of 2026 Notes

Holdings: $_______________ of Senior Credit Facilities Claims

Holdings: _______________ shares of HoldCo stock

Exhibit C

MILESTONES

The Company shall implement the Transaction on the timeline set forth below (in each case, a “Milestone”):

1.	On or before June 28, 2020, the Exchange Offer and Consent Solicitation Materials shall be agreed in form and substance between and among the Company and the Required Consenting Noteholders;

2.	On or before June 29, 2020, the Company shall commence the Exchange Offer and Consent Solicitation (the “Commencement Date”);

3.

The Definitive Documents (other than the Exchange Offer and Consent Solicitation Materials) shall be agreed to in form and substance between and among the Company and the Required Consenting Noteholders on or before July 28, 2020;

4.	On or before July 31, 2020, the Settlement Date shall have occurred; and

5.	Each of the Pre-Closing Steps shall have occurred by no later than the Settlement Date.

Notwithstanding the above, a specific Milestone (other than Milestone #4) may be extended or waived with the express prior written consent of the Company and the Required Consenting Noteholders. For the avoidance of doubt, Milestone #4 cannot be extended or waived without the prior written consent of the Company and each of the Consenting Noteholders and each of the Initial Backstop Parties.

Exhibit D

PRE-CLOSING STEPS

The Parties shall cause the following actions to occur, in each case in accordance with this Agreement:

1.	the Backstop and Private Placement Agreement shall be entered into;

2.	Party City shall conduct the Exchange Offer;

3.	Party City shall conduct the Rights Offering;

4.	Party City shall conduct the Consent Solicitation;

5.	supplemental indentures to the Senior Notes Indentures shall be entered into;

6.	indentures governing the New Money First Lien Issuer Notes, the Second Lien Issuer Exchange Notes, and the First Lien Party City Exchange Notes shall be entered into;

7.

intercreditor agreements and collateral documents with respect to the New Money First Lien Issuer Notes, the Second Lien Issuer Exchange Notes, and the First Lien Party City Exchange Notes shall be entered into; and

8.	the Intra-Company Agreements shall be entered into.

SCHEDULE I

Backstop Parties

SCHEDULE II

Private Placement Parties